Exhibit 10.29

7475 LUSK BLVD. • SAN DIEGO, CA 92121 858.909.1800 | toll free: 800.455.1476 | fax: 858.909.2000

Alexis V. Lukianov
Chairman and Chief Executive Officer
January 3, 2011
Tyler Lipschultz
6135 Blue Dawn Trail
San Diego, CA 92130
Dear Tyler,
Congratulations on your merit increase. Being awarded a merit increase means that you are a NuVasive “A” Player. You have successfully performed your stretch goals, demonstrated outstanding performance standards, have embraced your challenges with enthusiasm, and have continuously worked to perpetuate and grow our culture. I trust that you feel “lucky” and have an attitude of “gratitude” concerning this opportunity.
Your new rate of compensation is $320,000 dollars and will be reflected on the January 15, 2011 paycheck.
As Shareowners, our common goal is to contribute meaningfully towards NuVasive’s growth targets, deliver new and creative products, leverage resources for profitability and exercise Absolute Responsiveness© to the maximum level. I look forward to continuing the journey with you.
Keep up the great work and let’s have a big, Big, REALLY BIG finish to 2010!
I wish you tremendous success!

Onward and Upward! NUVASIVE, INC.
By:	/s/ Alexis V. Lukianov
Alex Lukianov

Please sign below indicating your understanding and acceptance of this merit increase and return the fully executed letter to Susan Joseph, Senior Manager, Human Resources. You should keep on copy of this letter for your records.

/s/ Tyler P. Lipschultz 1-3-2011
Tyler Lipschultz Date